EXHIBIT 10(mm)

AMENDMENT NO. 1 TO
TRANSACTION AGREEMENT

THIS AMENDMENT NO. 1 TO TRANSACTION AGREEMENT (this "Amendment"), is made and entered into as of January 17, 2006, by and among KANSAS CITY SOUTHERN, a Delaware corporation ("KCS"), THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a Missouri corporation ("KCSR"), NORFOLK SOUTHERN CORPORATION, a Virginia corporation ("NS"), and THE ALABAMA GREAT SOUTHERN RAILROAD COMPANY, an Alabama corporation and Subsidiary of NS ("AGS"), with reference to the following facts:

A.         KCS, KCSR, NS and AGS are parties to that certain Transaction Agreement entered into as of December 1, 2005 (the "Transaction Agreement"), pursuant to the terms of which the parties thereto have agreed to form a joint venture for purposes of owning and operating certain Assets.

B.         The Transaction Agreement and the related Company Agreement to be entered into at Closing contemplated that KCS will make certain capital improvements to the Line after the Closing and NS has agreed to contribute certain amounts to the Company, among other things, to pay for such improvements.

C.         KCS has determined those capital improvements to the Line set forth on Exhibit D of the Company Agreement will be undertaken in advance of the Closing as part of its 2006 infrastructure program and irrespective of the transaction among the parties to the Transaction Agreement.   The parties have determined that it is in the best interest of all parties for KCS to begin making such capital improvements to the Line prior to the Closing.   Further, the parties have determined that, should all Required Governmental Consents be obtained, including the approval of the United States Surface Transportation Board, these capital projects should be eligible to be reimbursed from the proceeds of the transactions contemplated by the Transaction Agreement.   In order to do so, the Transaction Agreement and the form of Company Agreement attached as Exhibit A hereto must each be amended such that KCS will be reimbursed by the Company following Closing for making such capital improvements to the Line prior to Closing.

NOW, THEREFORE, with reference to the foregoing facts and in consideration of the mutual agreements and understanding set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Defined Terms.

Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Transaction Agreement.

2.   Amendments.

2.1        Section 1 of the Transaction Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

"Budget" shall have the meaning given to that term in the Company Agreement.

"Business Plan" shall have the meaning given to that term in the Company Agreement.

"Fiscal Year" shall have the meaning given to that term in the Company Agreement.

"Pre-Closing Capital Expenditures" shall have the meaning given to that term in the Company Agreement.

2.2        Section 2.2 of the Transaction Agreement is hereby amended by deleting the first and second sentences thereof and inserting in lieu thereof the following two new sentences:

"KCS and NS shall cause the Company to use $260,000,000 (less any Pre-Closing Capital Expenditures for which the Company reimburses KCS pursuant to clause (b) of the following sentence) of the proceeds from the sale of the NS Interest plus any interest earned thereon from time to time (the "Capital Proceeds") for the capital expenditures anticipated to be made in accordance with the Company Agreement and the Budgets (including any Rollover Budgets) and Business Plans (as each such term is defined in the Company Agreement) for the Company contemplated thereby.   KCS and NS shall cause at Closing (a) up to $40,000,000 of the proceeds from the sale of the NS Interest to be paid to reimburse KCS for capital expenditures other than Pre-Closing Capital Expenditures made by KCS on the Line within the two-year period ending on the Closing Date (none of which shall have been made in anticipation of this Agreement) as presented on a schedule delivered to NS prior to the Closing Date, which schedule shall be final and binding on NS if it accurately sets forth expenditures made in accordance with the principles expressed in this sentence (the different between $40,000,000 and such reimbursement shall be the "Excess Proceeds"), (b) up to $20,000,000 of the proceeds from the sale of the NS Interest equal to the Pre-Closing Capital Expenditures to be paid to reimburse KCS for Pre-Closing Capital Expenditures made by KCS prior to the Closing Date in respect of the Proposed Capital Projects listed in Exhibit D to the Company Agreement as set forth in the Company Agreement, the Budget for the first Fiscal Year and the Business Plan for the first Fiscal Year, which amount shall be presented on a schedule delivered to NS prior to the Closing Date, which schedule shall be final and binding on NS if it accurately sets forth expenditures made in accordance with the principles set forth in this sentence, and (c) the Excess Proceeds and any portion of the Capital Proceeds not allocated at such time for capital expenditures in accordance with the then current Budget or any Rollover Budget, as the case may be, and Business Plan (in the aggregate, the "Excess Capital") to be made available by the Company to provide the Partner Financing pursuant to Article 4 below.

2.3        Section 3.1(a) of the Transaction Agreement is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following new first sentence:

"Subject to the terms and conditions of this Agreement, at the Closing, KCS and KCSR shall , and shall cause their respective Subsidiaries, as applicable, to, transfer, convey, assign and delivery to the Company, all of their respective right, title and interest in the Assets, free and clear of all Liens other than Permitted Liens, and in exchange for the Assets, KCS and NS shall cause the Company to issue to KCS a membership interest in the Company determined in accordance with Section 2.1(a) (as adjusted pursuant to Section 2.1(b) and together with the Preferred Return, the "KCS Interest").

2.4        Exhibit A to the Transaction Agreement is hereby amended by amending and restating such Exhibit in its entirety to read as set forth on Exhibit A attached hereto.

2.5        Section 8.1 of the Transaction Agreement is hereby amended by inserting the following new third sentence:

"Since the date of its formation, the Company has been a wholly-owned subsidiary of KCS and has not (i) engaged in any business, (ii) conducted any operations, (iii) incurred any liabilities or (iv) entered into any agreements or arrangements, other than, in each case, in connection with the letter agreement by and between KCS and NS dated January 17, 2006, this Agreement and the transactions contemplated by this Agreement."

3.   Limitation of Amendments.

The amendments set forth in Section 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Transaction Agreement, (b) otherwise prejudice any right or remedy that any party to the Transaction Agreement may now have or may have in the future under or on in connection with the Transaction Agreement, or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Transaction Agreement.

4.   Entire Agreement.

This Amendment, together with the Transaction Agreement, the Company Agreement, the Ancillary Agreements and the Confidentiality Agreement, in each case including any attached exhibits and schedules, contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter contained herein and therein, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter contained herein and therein are hereby merged herein and therein.   Nothing in this amendment, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by way of this Amendment.

5.   Assignment.

No party may assign its rights or obligations under this Amendment, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Amendment to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Amendment; provided that NS may assign its rights to any wholly-owned Subsidiary of NS.

6.          Governing Law.

THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

7.          Severability.

Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Amendment shall be or become prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

8.          Captions.

The various captions of this Amendment are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Amendment.

9.          Counterparts.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.        Judicial Interpretation.

Should any provision of this Amendment require judicial interpretation, it is agreed that a court or other tribunal, as described in Section 14.13 of the Transaction Agreement, interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Amendment.

11.        Dispute Resolution.

Each of the parties hereto stipulates and agrees that the dispute resolution procedures set forth in Section 14.13 of the Transaction Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Amendment or the breach, termination or validity thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Transaction Agreement as of the date first above written.

KANSAS CITY SOUTHERN

By:

      Name:   Michael R. Haverty

      Title:      Chairman, President and                                         Chief Executive Officer

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:

      Name:   Michael R. Haverty

      Title:      Chairman of the Board

NORFOLK SOUTHERN CORPORATION

By:

      Name:   Kathryn B. McQuade

      Title:      Executive Vice President Planning and Chief Information Officer

THE ALABAMA GREAT SOUTHERN RAILROAD COMPANY

By:

      Name:   James A. Squires

      Title:      Vice President

EXHIBIT A

COMPANY AGREEMENT

[See Attached]